Exhibit 5.1

One TSYS Way Post Office Box 1755 Columbus, GA 31902-1755	Kathy Moates Senior Deputy General Counsel

+1.706.649.4818 tel +1.706.644.4999 fax www.tsys.com

July 1, 2013

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Deputy General Counsel of Total System Services, Inc., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof. The Registration Statement relates to the registration of 2,018,150 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (“Common Stock”), to be issued pursuant to the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan (“Plan”). The awards under the Plan are being assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2013, by and among the Company, a subsidiary of the Company and NetSpend Holdings, Inc.

In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement and records of the proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter. I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions in this opinion letter. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

July 1, 2013

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kathy Moates
Kathleen Moates